EXHIBIT 10.2

Royal Gold, Inc.

2015 Omnibus Long-Term Incentive Plan

Restricted Stock Agreement

(Nonemployee Directors)

Royal Gold, Inc., a Delaware corporation (the “Company”), has granted to you restricted shares (the “Restricted Stock”) of its common stock, $0.01 par value (the “Stock”), under the Royal Gold, Inc. 2015 Omnibus Long-Term Incentive Plan (as amended from time to time, the “Plan”), subject to the terms and conditions of the Plan and this Restricted Stock Agreement (this “Agreement”).

A.	Grant Notice

Grantee	___________________
Grant Date	___________________
Number of Shares of Restricted Stock	___________________

B.	Terms and Conditions

Vesting Conditions

The Restricted Stock will vest in two installments with 50% of the shares vesting immediately on the Grant Date and 50% of the shares vesting on the first anniversary of the Grant Date (each, a “Vesting Date”), provided that you remain in continuous Service from the Grant Date through the applicable Vesting Date. Except as otherwise provided in this Agreement, no Restricted Stock will vest after your Service has terminated for any reason.

The Committee, in its sole discretion, has the authority to make any determinations as to whether the conditions of this Agreement have been met.

Purchase Price and Transferability

The purchase price for your Restricted Stock is deemed paid by your Service. Until vested pursuant to this Agreement, the Restricted Stock (a) is subject to forfeiture, (b) may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of, whether by operation of law or otherwise, and (c) may not be made subject to execution, attachment, or similar process.

Termination after Long-Term Service

If (a) your Service as a director is involuntarily terminated by the Company in connection with a Change in Control (including because you are not nominated for reelection in connection with the Change in Control) or (b) you have provided 15 years of Service and your Service as a director is involuntarily terminated by the Company (including because you are not nominated for reelection), the Restricted Stock will vest in full on your termination date.

Forfeiture of Unvested Restricted Stock	If your Service terminates for any reason other than as provided above, you will forfeit all unvested Restricted Stock as of the date your Service is terminated.
Delivery of Restricted Stock

To enforce the restrictions in this Agreement, the Restricted Stock will be held in electronic or other book-entry form in an account with the Company, its transfer agent, or other designee until the restrictions have lapsed or this Agreement is no longer in effect.

Upon the vesting of any Restricted Stock and the satisfaction of any other conditions under this Agreement, the vested shares of Stock will be released to you as soon as reasonably practicable after the Vesting Date (or other applicable vesting event).

Leaves of Absence	The impact of any leave of absence on your Service for purposes of this Agreement will be determined in accordance with the Company’s policies and procedures and Applicable Laws.
Withholding Taxes

As a condition of this grant, you agree that you will make acceptable arrangements consistent with the Company’s policies and procedures to pay any withholding or other taxes that may be due as a result of this grant or the vesting, settlement, or issuance of Restricted Stock related to this grant. You may satisfy the withholding or other tax obligations by remitting cash payments to the Company within the time periods specified by Company policies and procedures or, to the extent permitted under Applicable Laws, by causing the Company or its Affiliates to withhold shares of Stock otherwise issuable to you as a result of this grant. Your election will be irrevocable and must be made in advance and in accordance with Company’s Insider Trading Policy, Stock Ownership Guidelines (if applicable), and any other applicable policies or procedures in effect from time to time. If you do not make acceptable arrangements to satisfy your tax obligations, the Company will withhold shares of Stock otherwise issuable to you as a result of this grant. Any shares of Stock withheld under this section will have an aggregate Fair Market Value equal to the withholding obligations.

Section 83(b) Election

You acknowledge that you may file with the Internal Revenue Service, within 30 days of the Grant Date, an irrevocable election pursuant to Code Section 83(b) to be taxed as of the Grant Date on the amount by which the Fair Market Value of the Restricted Stock on the Grant Date exceeds the amount paid for the Stock, if any. If you choose to file an election under Code Section 83(b), you agree to promptly deliver a copy of your election to the Company.

No Right to Continued Service

Neither the Restricted Stock nor this Agreement gives you the right to continued Service in any capacity. The Company (and any parent, Subsidiaries, or Affiliates) reserves the right to terminate your Service at any time and for any reason not prohibited by law.

Stockholder Rights; Dividends

You have the right to vote the shares of Restricted Stock and the right to receive any cash dividend payments or distributions declared or paid with respect to the shares of Restricted Stock. These cash dividend payments or distributions will be paid to you under the same terms as they are paid to other stockholders and will not be held in escrow or book-entry form. Any stock dividends or distributions on the Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction will be held in electronic or other book-entry form and will be subject to the same vesting conditions and restrictions as applicable to the underlying shares of Restricted Stock.

Applicable Law

The validity and construction of this Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of any other jurisdiction.
Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Corporate Secretary at (303) 573-1660 or corporatesecretary@royalgold.com to request paper copies of these documents.

The Plan

The text of the Plan is incorporated by reference into this Agreement. Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Stock. Any prior agreements, commitments, or negotiations concerning the Restricted Stock are superseded.

Data Privacy

To administer the Plan, the Company and its Affiliates may process personal data about you. This data includes the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information, and any other information that might be deemed appropriate by the Company or its Affiliates to facilitate the administration of the Plan. By accepting this grant, you give explicit consent to the Company and its Affiliates to process any personal data and to transfer any personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who will include the Company and other persons designated by the Company to administer the Plan.

Company Policies

This grant and the Restricted Stock are subject to your compliance with the Company’s Insider Trading Policy, Stock Ownership Guidelines (if applicable), Incentive Compensation Recoupment Policy (if applicable), and any other applicable policies or procedures in effect from time to time.

[Signature page follows.]

This Restricted Stock Agreement is executed as of the dates set forth below.

Royal Gold, Inc.

By:

Name:Paul Libner

Title:Chief Financial Officer and Treasurer

Date:

Grantee Acknowledgement and Agreement

By executing this Agreement, I acknowledge that I have received and had an opportunity to review this Agreement, the Plan, and the related Prospectus. I agree to the terms and conditions in this Agreement and the Plan.

By:

Name:

Date:

For your grant of Restricted Stock to be valid, you must execute this Agreement no later than 30 days after the Grant Date.

Attachments:

2015 Omnibus Long-Term Incentive Plan and Prospectus (copies are available in Shareworks)